KBR Announces Strong Fourth Quarter and Fiscal 2015 Earnings

●  Q4 and 2015 earnings significantly improved from 2014 driven by strong operating performance

●  On track to deliver strategic plan goals for cost savings / margins by end of 2016

HOUSTON, Texas — February 26, 2016 — KBR, Inc. (NYSE: KBR), a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, today announced strong fourth quarter 2015 financial results.

Net income attributable to KBR was $42 million or $0.29 per diluted share ($0.36 per diluted share as adjusted - see supplemental information), in the fourth quarter of 2015 compared to a net loss of $1.2 billion or ($8.57) per diluted share, in the fourth quarter of 2014. Consolidated revenue in the fourth quarter of 2015 was $1.1 billion compared to $1.4 billion in the fourth quarter of 2014 ($1.2 billion excluding 4Q14 revenues of businesses divested or deconsolidated in 2015).

"Our fourth quarter and fiscal 2015 consolidated results reflect continued strength in our operational performance and progress towards achieving the strategic objectives we previously outlined. KBR's transformation is well underway and we are on track to achieve the year-end 2016 targets for segment profit margin percentages and at least $200 million in annual cost savings. To date the company has identified and actioned more than $165 million of the $200 million savings target," said Stuart Bradie, President and Chief Executive Officer of KBR, Inc.

"KBR's technology and project delivery capability, focused primarily on natural gas derivative products and associated downstream facilities, positions us well in what is likely to be a difficult market. Growth in our Technology and Government Services businesses continues to be strong and we believe this will continue throughout 2016 and beyond. In the fourth quarter we and a partner were awarded the Magnolia LNG project in Louisiana. This was a major win for KBR and our client is marketing the LNG to potential buyers and finalizing the project's financing. Our client remains confident the project will proceed and we expect to add this contract to KBR's backlog of unfilled orders upon financial close. Earlier this month we and a partner were awarded the £500 million U.K. Ministry of Defence (MoD) Military Flight Training Systems contract which will extend over 18 years, and we continue in sole source negotiations with the U.K. MoD on the Army 2020 rebasing project. We continue to make good progress in successfully closing a number of legacy U.S. Government disputes ranging from audits related to invoices from the Iraq war to winning a number of tort cases on their merits. Finally, we continued our balanced capital allocation policy by adding bolt on acquisitions while returning $109 million to shareholders in 2015 via share repurchases and dividends. Our cash performance was strong in 4Q15 and our balance sheet provides confidence to our clients and optionality in challenging markets. Additionally, we pay a competitive yielding dividend," Bradie said.

Business Discussion (All comparisons are fourth quarter 2015 versus fourth quarter 2014 unless otherwise noted.)

Technology & Consulting (T&C) Results

Technology & Consulting gross profit was $20 million, up $15 million from the prior year while revenue was $93 million, an increase of $25 million. Gross profit was higher primarily due to reductions in revenue estimates on a number of legacy projects in 4Q14 that did not reoccur in 4Q15. The higher revenue resulted from increased proprietary equipment sales in the quarter.

The acquisition of a number of Chematur technology subsidiaries completed in 1Q16 complements the existing technology business which should benefit from opportunities for syngas, refining and olefins projects including new builds and revamps to improve efficiencies of existing facilities, while the smaller upstream consulting business remains challenged from low oil prices. We also continue to explore additional technology based acquisitions.

Engineering & Construction (E&C) Results

Engineering & Construction gross profit was $69 million, up $37 million from the prior year. 4Q15 reflects good operational performance while 4Q14 included higher estimated costs to complete certain projects that did not reoccur in 4Q15.

Revenue was $696 million, a decrease of $342 million primarily related to the deconsolidation of KBR's Americas Industrial Services business which had revenues of $126 million in 4Q14, lower revenue on an LNG project as the project advances, and reduced activity on a number of other projects.

Equity in earnings of unconsolidated affiliates was $17 million.

Government Services (GS) Results

Government Services gross profit was a negative $6 million, an increase of $54 million while revenue was $174 million, an increase of $63 million from the prior year. The increase in both revenue and gross profit was primarily driven by $46 million in charges relating to the legacy LogCAP III and Restore Iraqi Oil (RIO) contracts and increased estimated costs to complete two other projects in 4Q14 that did not reoccur in 4Q15. The company also incurred $5 million in legacy legal fees in 4Q15.

Equity in earnings of unconsolidated affiliates was $9 million, down $9 million, primarily driven by a 4Q14 increase in the inception-to-date margin recognized on a construction project for the U.K. MoD that did not reoccur in 4Q15. Equity in earnings reflects continued strong performance on joint venture annuity type contracts in the U.K.

Subsequent to the year-end results, the KBR and Elbit Systems Affinity Flying Training joint venture was awarded a U.K. MoD Fixed Wing Training procurement, operations and maintenance contract valued at approximately £500 million. This project is expected to be accounted for as equity in earnings over the 18-year term.

Looking forward, KBR remains well placed in sole source negotiations on the U.K. MoD's large scale Army 2020 rebasing contract, which is the latest phase of an existing contract already being executed by KBR and its partners. KBR's U.S. business is also expected to continue to grow supporting the US military internationally. Finally, we continued to make good progress in resolving audit and legal issues resulting from the legacy LogCAP III and RIO contracts.

Non-Strategic Business (NSB) Results

Non-Strategic Business gross profit was $11 million, up $150 million, primarily driven by good performance on the company's portfolio of power projects in 4Q15 versus significant loss provisions taken in 4Q14. Revenue was $117 million, down $83 million, primarily related to the sale of the Building Group business unit in 2Q15 which had revenues of approximately $81 million in 4Q14 and from reduced activities on two power projects. Two of the company's three remaining power projects are now largely complete and the third project is scheduled for completion in 2017.

Strategic Actions Update

During the fourth quarter, the company incurred $36 million in pre-tax restructuring and asset impairment costs and recorded a $27 million pre-tax gain on the disposition of certain assets as it continued to rebalance its business portfolio to focus on Global Hydrocarbons and International Government Services.

2016 Guidance

The company initiates 2016 fully diluted EPS guidance with a range of $1.20 to $1.45, excluding legal costs associated with legacy U.S. Government contracts, as the company continues to defend against unjustified claims. KBR currently expects these legal costs to be approximately $15 million, or $0.11 per fully diluted share in 2016.

About KBR, Inc.

KBR, Inc.is a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, employing approximately 22,000 people worldwide with customers in more than 70 countries and operations in 40 countries across three distinct global businesses:

•  Technology & Consulting, including proprietary technology in refining, ethylene, ammonia and fertilizers, and gasification; and niche consulting and know-how through subsidiaries Granherne, Energo and GVA
•  Engineering & Construction, including Offshore Oil & Gas; Onshore Oil & Gas; LNG/GTL; Refining; Petrochemicals; Chemicals; differentiated EPC, and Industrial Services
•  Government Services, including program management and long-term annuity contracts

KBR is proud to work with its customers across the globe to provide technology, value-added consulting services, integrated EPC delivery and Long Term Industrial Services to ensure consistent project delivery with predictable results. At KBR, we deliver.

Visit www.kbr.com.

Forward Looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company's indemnities from its former parent; changes in capital spending by the company's customers; the company's ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company's ability to control its cost under its contracts; claims negotiations and contract disputes with the company's customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR's most recently filed Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors
Zac Nagle
Vice President, Investor Relations
713-753-5082
Investors@kbr.com

Media
Marit Babin
Director, Global Communications & Government Relations
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Income
(Millions, except for per share data)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2015	2014

Revenues:
Technology & Consulting	$93	$68
Engineering & Construction	696	1,038
Government Services	174	111
Subtotal	963	1,217
Non-strategic Business	117	200
Total revenues	1,080	1,417
Gross profit (loss):
Technology & Consulting	20	5
Engineering & Construction	69	32
Government Services	(6)	(60)
Subtotal	83	(23)
Non-strategic Business	11	(139)
Total gross profit (loss)	94	(162)
Equity in earnings of unconsolidated affiliates:
Technology & Consulting	-	-
Engineering & Construction	17	27
Government Services	9	18
Subtotal	26	45
Non-strategic Business	-	-
Total equity in earnings of unconsolidated affiliates	26	45
General and administrative expenses	(36)	(61)
Impairment of goodwill	-	(446)
Asset impairment and restructuring charges	(36)	(214)
Gain (loss) on disposition of assets	27	(1)
Operating income (loss)	75	(839)
Other non-operating expenses	(2)	(1)
Income (loss) before income taxes and noncontrolling interests	73	(840)
Provision for income taxes	(25)	(391)
Net income (loss)	48	(1,231)
Net income attributable to noncontrolling interests	(6)	(10)
Net income (loss) attributable to KBR	$42	$(1,241)

Net income (loss) attributable to KBR per share:
Basic	$0.29	$(8.57)
Diluted	$0.29	$(8.57)

Basic weighted average common shares outstanding	144	145
Diluted weighted average common shares outstanding	144	145

Cash dividends declared per share	$0.08	$0.08

KBR, Inc.: Consolidated Statements of Income
(Millions, except for per share data)
(Unaudited)

	Twelve Months Ended
	December 31,	December 31,	December 31,
	2015	2014	2013

Revenues:
Technology & Consulting	$324	$353	$330
Engineering & Construction	3,454	4,584	4,956
Government Services	663	638	931
Subtotal	4,441	5,575	6,217
Non-strategic Business	655	791	997
Total revenues	5,096	6,366	7,214
Gross profit (loss):
Technology & Consulting	77	53	69
Engineering & Construction	224	141	263
Government Services	(3)	(32)	90
Subtotal	298	162	422
Non-strategic Business	27	(227)	(5)
Total gross profit (loss)	325	(65)	417
Equity in earnings of unconsolidated affiliates:
Technology & Consulting	-	-	-
Engineering & Construction	104	90	76
Government Services	45	73	61
Subtotal	149	163	137
Non-strategic Business	-	-	-
Total equity in earnings of unconsolidated affiliates	149	163	137
General and administrative expenses	(155)	(239)	(248)
Impairment of goodwill	-	(446)	-
Asset impairment and restructuring charges	(70)	(214)	-
Gain on disposition of assets	61	7	2
Operating income (loss)	310	(794)	308
Other non-operating income (expenses)	2	17	(8)
Income (loss) before income taxes and noncontrolling interests	312	(777)	300
Provision for income taxes	(86)	(421)	(129)
Net income (loss)	226	(1,198)	171
Net income attributable to noncontrolling interests	(23)	(64)	(96)
Net income (loss) attributable to KBR	$203	$(1,262)	$75

Net income (loss) attributable to KBR per share:
Basic	$1.40	$(8.66)	$0.50
Diluted	$1.40	$(8.66)	$0.50

Basic weighted average common shares outstanding	144	146	148
Diluted weighted average common shares outstanding	144	146	149

Cash dividends declared per share	$0.32	$0.32	$0.24

KBR, Inc.: Consolidated Balance Sheet
(Millions, except share data)

	December 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$883	$970
Accounts receivable, net of allowance for doubtful accounts of $17 and $19	628	847
Costs and estimated earnings in excess of billings on uncompleted contracts ("CIE")	224	490
Other current assets	109	147
Total current assets	1,844	2,454
Claims and accounts receivable	526	570
Property, plant, and equipment, net of accumulated depreciation of $352 and $385 (including net PPE of
$48 and $57 owned by a variable interest entity)	169	247
Goodwill	324	324
Intangible assets, net of accumulated amortization of $91 and $96	35	41
Equity in and advances to unconsolidated affiliates	281	151
Deferred income taxes	99	143
Other assets	134	148
Total assets	$3,412	$4,078

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$438	$742
Payable to former parent	19	56
Billings in excess of costs and estimated earnings on uncompleted contracts ("BIE")	509	531
Accrued salaries, wages and benefits	173	197
Nonrecourse project debt	10	10
Other current liabilities	263	442
Total current liabilities	1,412	1,978
Pension obligations	333	502
Employee compensation and benefits	105	112
Income tax payable	78	69
Deferred income taxes	94	95
Nonrecourse project debt	51	63
Deferred income from unconsolidated affiliates	100	95
Other liabilities	187	229
Total liabilities	2,360	3,143
KBR shareholders' equity:
Preferred stock	-	-
Common stock	-	-
Paid-in capital in excess of par	2,070	2,091
Accumulated other comprehensive loss	(831)	(876)
Retained earnings	595	439
Treasury stock	(769)	(712)
Total KBR shareholders' equity	1,065	942
Noncontrolling interests ("NCI")	(13)	(7)
Total shareholders' equity	1,052	935
Total liabilities and shareholders' equity	$3,412	$4,078

KBR, Inc.: Consolidated Statements of Cash Flows
(Millions)
(Unaudited)

	Twelve Months Ended
	December 31,	December 31,
	2015	2014

Cash flows from operating activities:
Net income (loss)	$226	$(1,198)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39	72
Equity in earnings of unconsolidated affiliates	(149)	(163)
Deferred income tax expense	14	353
Gain on disposition of assets	(61)	(7)
Gain on negotiated settlement with former parent	-	(24)
Impairment of Goodwill	-	446
Asset impairment	31	171
Other	21	11
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	41	170
Costs and estimated earnings in excess of billings on uncompleted contracts	224	(107)
Accounts payable	(274)	(10)
Billings in excess of costs and estimated earnings on uncompleted contracts	(2)	144
Accrued salaries, wages and benefits	(8)	(29)
Reserve for loss on uncompleted contracts	(94)	57
Receipts of advances from unconsolidated affiliates, net	10	13
Distributions of earnings from unconsolidated affiliates	92	249
Income taxes payable	26	14
Pension funding	(48)	(48)
Retainage payable	(2)	(16)
Subcontractor advances	(12)	(3)
Net settlement of derivative contracts	(44)	(40)
Other assets and liabilities	17	115
Total cash flows provided by operating activities	47	170
Cash flows from investing activities:
Purchases of property, plant and equipment	(10)	(53)
Payment for investment in partnership	(19)	-
Proceeds from sale of assets or investments	130	9
Total cash flows provided by (used in) investing activities	101	(44)
Cash flows from financing activities:
Payments to reacquire common stock	(62)	(106)
Acquisition of noncontrolling interest	(40)	-
Investments from noncontrolling interests	-	10
Distributions to noncontrolling interests	(28)	(61)
Payments of dividends to shareholders	(47)	(47)
Net proceeds from issuance of common stock	1	4
Payments on borrowings	(11)	(11)
Other	(5)	1
Total cash flows used in financing activities	(192)	(210)
Effect of exchange rate changes on cash	(43)	(52)
Decrease in cash and equivalents	(87)	(136)
Cash and equivalents at beginning of period	970	1,106
Cash and equivalents at end of period	$883	$970

KBR, Inc.: Consolidated Statements of Cash Flows
(Millions)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2015	2014

Cash flows from operating activities:
Net income (loss)	$48	$(1,231)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10	17
Equity in earnings of unconsolidated affiliates	(26)	(45)
Deferred income tax expense	-	355
Gain on disposition of assets	(27)	1
Impairment of Goodwill	-	446
Asset impairment	19	171
Other	4	(22)
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	60	104
Costs and estimated earnings in excess of billings on uncompleted contracts	56	2
Accounts payable	(35)	33
Billings in excess of costs and estimated earnings on uncompleted contracts	8	91
Accrued salaries, wages and benefits	(3)	(13)
Reserve for loss on uncompleted contracts	6	44
Receipts of advances from unconsolidated affiliates, net	-	(1)
Distributions of earnings from unconsolidated affiliates	8	37
Income taxes payable	33	(8)
Pension funding	(11)	(11)
Retainage payable	(11)	(8)
Subcontractor advances	1	(3)
Net settlement of derivative contracts	(4)	(42)
Other assets and liabilities	(4)	75
Total cash flows provided by (used in) operating activities	132	(8)
Cash flows from investing activities:
Purchases of property, plant and equipment	(2)	(7)
Payment for investment in partnership	(4)	-
Proceeds from sale of assets or investments	59	-
Total cash flows provided by (used in) investing activities	53	(7)
Cash flows from financing activities:
Payments to reacquire common stock	(40)	(4)
Distributions to noncontrolling interests	(7)	(12)
Payments of dividends to shareholders	(12)	(12)
Payments on borrowings	(4)	(4)
Other	(1)	-
Total cash flows used in financing activities	(64)	(32)
Effect of exchange rate changes on cash	(6)	(31)
Increase (decrease) in cash and equivalents	115	(78)
Cash and equivalents at beginning of period	768	1,048
Cash and equivalents at end of period	$883	$970

KBR, Inc.: Backlog Information(a)
(Millions)
(Unaudited)

	December 31,	September 30,	December 31,
	2015	2015	2014

Technology & Consulting	$430	$423	$400
Engineering & Construction	5,148	5,740	7,788
Government Services	6,516	6,783	1,763
Subtotal	12,094	12,946	9,951
Non-strategic Business	239	354	908
Total backlog	$12,333	$13,300	$10,859

(a)
Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenues in backlog when a contract is awarded under a legally binding commitment. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate depending on estimated revenues and contract duration. Where contract duration is indefinite and clients can terminate for convenience at any time without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services of each project in backlog.  Previously, for long term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs" also "service concession arrangements"), the amount included in backlog was limited to five years. Effective in the second quarter of 2015, we modified our backlog policy and now record the estimated value of all work forecast to be performed under the PFI contracts. The reason for the change is that under these PFI contracts, the client is obligated to pay us certain amounts spanning periods beyond five years even if the client terminates the contracts for convenience. This change only relates to backlog of unfilled orders and does not alter our longstanding polices for revenue recognition; therefore, it has no impact on our financial statements.  Our estimate of revenues related to payment obligations for periods beyond the five years is $5.4 billion and was included in the total ending backlog at June 30, 2015.

Included in the backlog table above is our proportionate share of unconsolidated joint ventures' estimated revenues.  However, because these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations.  Our backlog for projects related to unconsolidated joint ventures totaled $8.5 billion, including the PFI change discussed above, at December 31, 2015 and $4.3 billion at December 31, 2014.  Our backlog included in the table above for projects related to consolidated joint ventures with noncontrolling interest totaled $285 million and $928 million at December 31, 2015 and December 31, 2014, respectively.

As of December 31, 2015, 22% of our backlog was attributable to fixed-price contracts, 49% was attributable to services concession arrangements, and 29% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract; however, except for smaller contracts, we characterize the entire contract based on the predominant component.

KBR, Inc.: Supplemental Information
Adjusted diluted earnings per common share reconciliation
The following table reconciles our financial results reported in accordance with generally accepted accounting principles ("GAAP") to non-GAAP financial results. KBR has provided this non-GAAP financial information to aid investors in better understanding the company's performance.
Three months ended December 31, 2015

Adjusted diluted earnings per common share reconciliation:

Diluted EPS as reported (GAAP)	$0.29

Non-strategic Business gross profit	(0.08)
Asset Impairment and Restructuring Charges	0.22
Gain on Disposition of Assets	(0.16)
U.K. Tax Rate Change (Impact to Deferred Tax Asset)	0.06
U.S. Government Legacy Legal Fees	0.03

Adjusted diluted EPS (Non - GAAP)	$0.36